Exhibit 10.7

Leone Patterson

June 18, 2021

Dear Leone:

On behalf of Tenaya Therapeutics, Inc. (“we” or the “Company”), I am pleased to invite you to join the Company on the terms and conditions set forth in this letter agreement (the “Agreement”), effective as of the date on which you commence employment with the Company (the “Effective Date”). We look forward to the possibility of your joining our Company.

1. Title; Position. You will serve as the Company’s Chief Financial and Business Officer. You will report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Company’s Chief Executive Officer.

2. Location. You will perform your duties from the Company’s corporate offices located in South San Francisco, California (with the exception of the period during which any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting your ability to work at the Company’s corporate offices remains in effect), subject to customary travel as reasonably required by the Company and necessary to perform your job duties.

3. Base Salary. Your annual base salary will be $400,000 (“Salary”), which is payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your Salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion, including a review against public peer company benchmarks as soon as practical following the IPO Effective Date.

4. Annual Bonus. You will remain eligible to participate in the Annual Bonus Program and your target bonus payout will be 30% of your base salary. The amount of this bonus will be determined in the sole discretion of the Committee and may be based, in part, on the performance of the Company during the calendar year along with management’s assessment of your contribution to Company goal achievement. The bonus is not earned until paid and no achieved amount of the bonus will be paid if your employment terminates for any reason prior to the payment date. The Annual Bonus Program will be reviewed against public peer company benchmarks as soon as practical following the IPO Effective Date.

5. Stock Options. Subject to the approval of the Committee, it will be recommended that the Committee will grant you an option to purchase 2,125,000 shares of the Company’s common stock (with such number subject to equitable adjustment for any Company stock split or similar Company capitalization event) at an exercise price per share equal to the fair market value of a share of the

Company’s common stock, as determined by the Committee (the “Option”). The Option will vest as follows: 25% of the shares subject to the Option will vest on the one year anniversary of the Effective Date and 1/48th of the shares subject to the Option will vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), subject to you continuing to be a service provider of the Company through each such date. The Option will be subject to the terms and conditions of the Company’s then-current equity incentive plan and your grant agreement on a form approved by the Committee.

6. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in all Company-sponsored benefits currently and hereafter maintained by the Company for the benefit of the Company’s senior executives, subject to the satisfaction of any eligibility requirements. You should note that the Company may modify salaries and benefits from time-to-time as it deems necessary.

7. Severance. You will be eligible for the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) applicable to you based on your position. Your Participation Agreement under the Severance Plan (the “Participation Agreement”) will specify the severance payments and benefits you could be eligible to receive in connection with certain terminations of your employment with the Company. Additional details regarding the Severance Plan and your benefits thereunder will be provided to you separately.

8. Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you agree to executive and deliver, on or before the Effective Date, the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”).

9. At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company. Your employment with the Company will be at-will, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws.

10. Competitive Activities; Prior Work. While you render services to the Company, you will not engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration or otherwise without the prior written approval of the Committee. In your work for the Company, you will be expected to not make any unauthorized use of, or disclose, the confidential information or materials, including trade secrets, of any former employer or other third party to whom you owe an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which information is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the

Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

11. Background Check; Immigration Matters. This offer of employment is subject to proof of your legal right to work in the United States, and your completing Verification Form I-9 and providing appropriate documentation within three (3) days of your start date. Further, the Company reserves the right to conduct background investigations, employment verifications, reference checks and/or additional checks appropriate to your role. This offer and your employment with the Company, therefore, are contingent upon satisfactory results and/or clearance of such items, if any. Any intentional misrepresentation or omission concerning your employment history may result in actions up to and including revocation of this offer or termination of your employment at the Company.

12. Arbitration. You agree that any dispute regarding your employment, including disputes regarding compensation and any and all other conflicts, shall be resolved by final and binding arbitration on an individual basis only, and not on a class, collective, or private attorney general representative basis on behalf of other employees. You and the Company agree to bring any dispute in arbitration before JAMS, pursuant to the JAMS Employment Rules & Procedures (which can be reviewed at http://www.jamsadr.com/rules-employment-arbitration/). You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this Agreement (although both parties may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration). This Agreement be construed and interpreted in accordance with the laws of the State of California (but without regard to the conflict of law provision) and the Federal Arbitration Act (“FAA”). In the case of a conflict, the FAA will control.

13. Miscellaneous. This Agreement, together with the Confidentiality Agreement and the Participation Agreement, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder will be effective unless it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted electronically will be deemed equivalent to originals.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the Confidentiality Agreement no later than 5:00pm Pacific, Monday, June 21, 2021. If you do not return these signed documents by this deadline, the Company’s offer will expire. If you accept our offer, your hire date and the Effective Date of this Agreement will be Monday, June 28, 2021, or on a date agreed upon by you and the Company’s Chief Executive Officer.

[Signature page follows]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the undersigned.

Sincerely,

TENAYA THERAPEUTICS, INC.

By:	/s/ Faraz Ali
Faraz Ali
Chief Executive Officer

Date:	June 19, 2021

Agreed to and accepted:

/s/ Leone Patterson
Leone Patterson

Date:	June 19, 2021

Appendix A

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”